Exhibit 10.MM(7)

AMENDMENT TO THE

ALCOA GLOBAL PENSION PLAN

In order to comply with legally required changes, the plan is amended as follows:

1.    The definition of “Nonforfeitable Circumstance” is amended by adding the following sentence:

Effective January 1, 2011, all Benefit Credits and Earning Credits become fully vested and the term “Nonforfeitable Circumstances” ceases to apply to the Plan.

2.    Section 4.1 is amended by adding the following sentence:

Effective January 1, 2011, the term “as soon as administratively practical” means within the later of: (a) 90 days of Retirement or (b) 2 1/2 months after the year of Retirement.

3.    Section 4.3 is amended by adding the following sentence:

Effective January 1, 2011, the term “as soon as administratively practical” means within the later of: (a) 90 days of death or (b) 2 1/2 months after the year of death.

4.    In all other respects, the Plan is ratified and confirmed.